EXHIBIT 14

MARATHON OIL CORPORATION

CODE OF ETHICS

for

SENIOR FINANCIAL OFFICERS

General Philosophy

The honesty, integrity and sound judgment of Marathon Oil Corporation’s (“Marathon”) Senior Financial Officers is fundamental to our reputation and success. While all directors, officers and employees are required to adhere to Marathon’s Code of Business Conduct, the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of Marathon.

Applicability

This Code of Ethics shall apply to Marathon’s Senior Financial Officers. “Senior Financial Officers” shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including Marathon’s President and Chief Executive Officer, Chief Financial Officer, and Vice President – Accounting and Controller. In the event of the change of an officer’s title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

Standards of Conduct

To the best of their knowledge and ability, the Senior Financial Officers shall:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Marathon files with, or submits to, the Securities and Exchange Commission (“Commission”) and in other public communications made by Marathon;

•	comply with applicable governmental laws, rules and regulations;

•	promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the board of directors and to the appropriate person or persons identified in Marathon’s Code of Business Conduct;

•	respect the confidentiality of information acquired in the course of employment;

•	maintain the skills necessary and relevant to Marathon’s needs;

•	promote, as appropriate, contact by employees with the Business Integrity Office or the chair of the Audit Committee of the board of directors for any issues concerning improper accounting or financial reporting of Marathon without fear of retaliation; and

EXHIBIT 14

•	proactively promote ethical and honest behavior within Marathon and its consolidated subsidiaries.

All Senior Financial Officers are expected to adhere to both the Marathon Oil Corporation Code of Business Conduct and this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.

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